Exhibit 10.35

QUENCH USA, INC.

AMENDED & RESTATED

2011 MANAGEMENT INCENTIVE BONUS PLAN

Participating employees of Quench USA, Inc. (the “Company”) may be awarded special cash bonuses pursuant to this Amended and Restated 2011 Management Incentive Bonus Plan (the “Plan”). This Plan amends and restates in its entirety the 2011 Management Incentive Bonus Plan of the Company dated as of October 7, 2011 (the “Prior Plan”). The Company and all recipients of Bonus Shares under the Prior Plan have approved this Plan.

Section 1.  Purpose.  The purpose of the Plan is to attract, retain and reward individuals of the highest caliber and ability in the business of the Company by allowing them to receive incentive bonuses when, as and if the Company completes a liquidity transaction as described herein.

Section 2.  Administration.  The Plan shall be administered by the Board of Directors of the Company (the “Board”); provided, the Board may delegate the administration of the Plan to the Compensation Committee of the Board (the “Committee”).  The Board or the Committee, as appropriate, is referred to in the Plan as the “Administrator.”  All decisions regarding the administration and interpretation of the Plan made by the Administrator shall be final and conclusive.  The Administrator shall have the sole discretionary power to interpret the provisions of this Plan and make all decisions and exercise all rights with respect to the Plan and exercise all rights of the Company with respect to the Plan.

Section 3.  Potential Bonus Pool.  The aggregate potential bonus pool under the Plan (the “Potential Bonus Pool”) shall be an amount equal to the lesser of (i) ten percent (10%) of all amounts received (or to be received) by the holders of the  outstanding equity securities of Quench USA Holdings LLC ( “Parent”) by reason of their ownership thereof upon the consummation of a Sale Event in excess of twenty-one million dollars ($21,000,000) after giving effect to all payments under the Plan, and (ii) six million dollars ($6,000,000). For purposes of a Sale Event that is the Initial Public Offering, the holders of the outstanding equity securities of Parent shall be deemed to have received an amount equal to the product of (x) the per share price to the public in the Initial Public Offering multiplied by (y) the number of equity securities (or their equivalents) of the type being issued in the Initial Public Offering that are outstanding immediately prior to the Initial Public Offering.

Section 4.  Bonus Awards

(a)                                 Award Grants. The Administrator may grant one or more Bonus Shares (or any fraction thereof) (as defined below) under this Plan to any employees or consultants of the Company or its subsidiaries who are eligible to participate in the Plan (each such person, an “Awardee”, and each such individual award an “Award”). Subject to the express provisions of this Plan, the Administrator will determine the number of Bonus Shares subject to each Award. Each Award will be evidenced by an award agreement in substantially the form attached hereto as Exhibit A (an “Award Letter”) signed by the Company and, to the extent required by the Adminstrator, by the Awardee and the Awardee’s spouse.

(b)                                 No Right to Equity. The Bonus Shares shall be used solely as a device for the measurement and determination of the amounts to be paid as bonuses under this Plan. The Bonus Shares shall not be treated as property or as a trust fund of any kind. All amounts at any time attributable to the Bonus Shares shall be and shall remain the sole property of the Company, and each Awardee’s rights in respect of the Bonus Shares and this Plan are limited to the right to receive a cash payment as herein provided. With respect to any Bonus Share or other rights in respect of this Plan, no Awardee (i) shall be entitled to any voting, ownership or other stockholder rights with respect to the Company, and (ii) shall be owed any fiduciary duty by the Administrator, the Board or the Company.

(c)                                  No Bonus Share Limits. There shall be no limitation on the number of Bonus Shares authorized by this Plan or that may be granted by the Administrator.

(d)                                 Entitlement to Bonus. If a Sale Event occurs then, subject to the other terms and conditions of this Plan, each Awardee who satisfies one of the following shall be entitled to an Award: (i) the Awardee is employed by the Company or an Affiliate immediately prior to the Sale Event, (ii) the Awardee’s employment was terminated by the Company without Cause in the 90-day period preceding the Sale Event, or (iii) the Awardee’s employment with the Company or an Affiliate was terminated by the Awardee for Good Reason in this 90-day period preceding the Sale Event. Awards under this Plan shall be payable only with respect to a single Sale Event. Accordingly, no Sale Event after the first Sale Event to occur shall be considered for purposes of this Plan.

(e)                                  Amount of Payment. The Potential Bonus Pool payable to all Awardees shall be as defined in Section 3. If a particular Awardee is entitled to an Award pursuant to this Section 4, the amount of that Awardee’s Award, prior to tax withholding pursuant to Section 7 will equal: (i) the Potential Bonus Pool, multiplied by (ii) a fraction, the numerator of which shall be that Awardee’s number of Bonus Shares  and the denominator of which shall be the total number of Bonus Shares then outstanding. The Administrator is not obligated to re-allocate Bonus Shares that may terminate prior to Awards becoming payable with respect thereto.

Exhibit B sets forth an illustration of sample calculations of the Potential Bonus Pool and the Bonus Shares.

Section 5.  Payment of Bonuses.

(a)                                 An Awardee’s Award under this Plan shall be payable within ten (10) days of the closing of the Sale Event.

(b)                                 Amounts subject to any escrow arrangements, earn-out arrangements or other deferred or contingent consideration in connection with a Sale Event (collectively, “Post-Closing Consideration”) shall not be included in determining the bonuses payable under this Plan unless and until such amounts are received by persons who were holders of capital stock of the

Company as of immediately prior to the Sale Event and, accordingly, a portion of the Award will remain subject to a substantial risk of forfeiture and will not be earned until such holders of capital stock of the Company as of immediately prior to the Sale Event have received the Post-Closing Consideration.  Within thirty (30) days after such holders of capital stock of the Company as of immediately prior to the Sale Event receive any Post-Closing Consideration, the Company (or one or more persons designated by the Company in connection with the Sale Event) will determine the additional portion of the awards that is earned and make payment to the Awardees.

(c)                                  Awards under this Plan will be paid in cash; provided, that, in the event a Sale Event involves non-cash consideration, the Company may, in the discretion of the Administrator (or one or more other persons designated by the Company in connection with the Sale Event), determine to pay some or all of the awards under the Plan in cash or in the same form of consideration as payments to holders of capital stock of the Company are made.

(d)                                 For purposes of the Plan and any Award Letter:

“Acquirer” shall mean the surviving or resulting entity in a Sale Event or, in the case of Sale Event effected pursuant to the acquisition of the Company’s assets or voting stock, the purchaser of such assets or voting stock.

“Bonus Share” shall mean a device used solely for determining bonuses to be paid out under this Plan.

“Cause” with respect to a specific Awardee shall have the meaning ascribed to such term in such Awardee’s employment agreement with the Company (if any), or, if either Awardee does not have an employment agreement with the Company or such term is not expressly defined in such Awardee’s employment agreement with the Company, shall mean any of the following by an Awardee: (i) knowingly and intentionally making dishonest statements with respect to the Company or any affiliate of the Company, or any of the Company’s current or prospective customers, suppliers vendors or other third parties with which such entity does business; (ii) the commission of (A) a felony or (B) any misdemeanor involving moral turpitude, deceit, dishonesty or fraud; (iii) the failure to perform assigned duties and responsibilities to the reasonable satisfaction of the Company which failure continues, in the reasonable judgment of the Company, after written notice given to such Awardee by the Company; (iv) gross negligence, willful misconduct or insubordination with respect to the Company or any affiliate of the Company; (v) the commission of any act of theft, fraud or embezzlement in connection with his work with the Company or any affiliate of the Company; (vi) breach of any fiduciary duty, or (vii) such Awardee’s violation of any provision of any agreement(s) between the Awardee and the Acquirer, including, without limitation, those relating to noncompetition, nondisclosure and/or assignment of inventions.

“Common Stock” shall mean the Common Stock of the Company, par value $0.001 per share.

“Good Reason,” with respect to a specific Awardee shall have the meaning ascribed to such term in such Awardee’s employment agreement with the Company (if any), or, if either Awardee does not have an employment agreement with the Company or such term is not expressly defined in such Awardee’s employment agreement with the Company, shall mean: a change of more than fifty (50) miles in the geographic location at which an Awardee is required to provide services to the Company (not including business travel or short-term assignments); provided, however, that termination of such Awardee’s employment shall not be deemed to be for Good Reason if such Awardee fails to give notice of termination of his or her employment within thirty (30) days of the occurrence of an event that would otherwise permit such Awardee to terminate his or her employment for Good Reason.

“Initial Public Offering” shall mean the first sale of Common Stock of the Company or the equity securities of a parent entity of the Company in which the securities sold are registered in accordance with the Securities Act of 1933 (15 U.S.C. §77a).

“Person” shall mean any natural person, partnership, trust, estate, association, limited liability company, corporation, custodian, nominee, governmental instrumentality or agency, body politic or any other entity in its own or any representative capacity.

“Sale Event” means the consummation after the date hereof of (i) the sale of all or substantially all of the assets of Parent and its subsidiaries (including the Company) on a consolidated basis to an unrelated Person, (ii) a merger or consolidation in which (A) Parent is a constituent party or (B) a subsidiary of Parent (including the Company) is a constituent party and Parent issues its equity securities pursuant to such merger or consolidation, (iii) the acquisition of all or a majority of the outstanding equity securities of Parent from the then holders thereof in a single transaction or a series of related transactions by a Person or “group” within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended, (iv) the Initial Public Offering, or (v) any other acquisition of the business of the Company as determined by the Board; provided, however, that none of the following shall constitute a “Sale Event”: (x) any subsequent public offering or any other transaction or series of transactions principally for bona fide equity or debt financing purposes, (y) a merger or consolidation effected solely to change the Company’s domicile, or (z) any transaction of the type specified in clauses (i), (ii), (iii) or (v) of this definition of “Sale Event” in which holders of equity securities of Parent immediately before such transaction shall, after such transaction, own a majority of the outstanding equity securities of, or have sufficient voting power (by virtue of number of votes and/or special voting rights) to elect a majority of the members of the board of directors or other similar governing body of, (1) the surviving or resulting Person in such a merger or consolidation or the Person that acquires such assets or equity securities, or (2) if the surviving or resulting Person in such a merger or consolidation or the Person that acquires such assets or equity securities is wholly owned or controlled by another Person immediately following such transaction, the ultimate parent of, or other Person controlling, such surviving or resulting Person in such a merger or consolidation or the Person that acquires such assets or equity securities.  For the avoidance of doubt, (i) no transaction involving Parent and its subsidiaries (including the Company), on the one hand, and AquaVenture Holdings LLC or any of its direct or indirect Subsidiaries, on the other, shall constitute a “Sale Event,” and (ii) the transactions contemplated by the Agreement and Plan of Merger dated as of December 18, 2013 by and among Parent, Quench MergerSub Corporation and the Company shall not constitute a “Sale Event.”

(e)                                  Notwithstanding anything herein to the contrary, an Awardee shall only be eligible to receive payments under Section 5 if Awardee signs and does not timely revoke a general release of claims in favor of the Company and related persons and entities in a form and manner satisfactory to the Company within 60 days following such Sale Event.

Section 6.  Section 409A.  The Plan and the provisions regarding all payments to be made hereunder shall be interpreted in such a manner that all such payments either comply with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) or are exempt from the requirements of Section 409A of the Code as “short-term deferrals” as described in Section 409A.  To the extent that any amounts payable hereunder are determined to constitute “nonqualified deferred compensation” within the meaning of Section 409A of the Code, such amounts shall be subject to such additional rules and requirements as specified by the Board from time to time in order to comply with Section 409A.  If a payment of nonqualified deferred compensation depends on the execution of a release pursuant to Section 5(e), and the execution could cause the payment to occur in either of two years, then the payment shall occur in the later year. To the extent that any amounts are payable in connection with Post-Closing Consideration, such amounts shall be paid on the same schedule and under the same terms and conditions as apply to payments made to the Company’s stockholders generally in connection with the Sale Event and all such payments shall be paid not later than five years after the Sale Event unless any such payments remain subject to a substantial risk of forfeiture for purposes of Section 409A of the Code at that time.  In the event that amounts are subject to such a substantial risk of forfeiture at the end of such five-year period, such amounts shall be paid to Awardees as soon as reasonably practicable after the substantial risk of forfeiture lapses, but in no event later than March 15th of the year following the year in which such substantial risk of forfeiture lapses.  The Company makes no representation or warranty and shall have no liability to any Awardee or any other person if any payments under any provisions of this Plan are determined to constitute deferred compensation under Section 409A of the Code that are subject to the twenty percent (20%) tax under Section 409A of the Code.

Section 7. Tax Withholding.  All payments hereunder shall be subject to customary tax withholding.

Section 8.  No Employment Guaranty.  The adoption of the Plan and the grant of Awards do not confer upon any Awardee any right to continued employment with the Company or any subsidiary of the Company.

Section 9.  No Assignments.  A participant’s rights and interest, if any, in any awards made under the Plan may not be assigned or transferred, and are not subject to attachment, garnishment, judicial order, execution or other creditors’ processes.  The rights and obligations of the Company under the Plan may be assigned by the Company to a successor to substantially all or any part of its business and thereupon the Company will be relieved of any obligation it may have hereunder.  All references to the Company herein shall, unless otherwise indicated, be construed to include a successor to all or any part of the Company business.

Section 10.  Amendment.  This Plan may be modified, amended or rescinded only by the written consent of the Company and the holders of a majority of the then-outstanding Bonus Shares. Any modification, amendment or recission approved in accordance with this Section 10 shall be binding on all holders of Bonus Shares, regardless of whether such holder approved such modification, amendment or recission.

Section 11.  Integration.  This Plan supersedes all prior plans, agreements, arrangements and understandings relating to the subject matter hereof.

Section 12.  Effective Date.

(a)                                 The Plan shall become effective as of December 19, 2013.

(b)                                 Following payment of amounts required hereunder in connection with a Sale Event, the Plan shall terminate.

Section 13.  General.

(a)                                 The place and administration of the Plan shall be conclusively deemed to be within the State of Pennsylvania and the validity, construction, interpretation, administration and effect of the Plan, and its rules and regulations, and the rights of any and all persons having or claiming to have an interest therein or thereunder shall be governed by, and determined exclusively and solely in accordance with, the laws of the State of Pennsylvania.

(b)                                 Nothing contained in the Plan and no action taken pursuant to the provisions of the Plan shall create or be considered to create a trust or fund of any kind or fiduciary relationship between the Company and any participant herein or any of its other employees or a security interest of any kind in any property of the Company in favor of any participant herein or any other person.  The Plan is an unfunded compensation plan of the Company.  Each Awardee shall be an unsecured general creditor of the Company with respect to any claims such Awardee may have against the Company under the Plan, and all payments received or otherwise credited under the Plan shall constitute compensation to such Awardee.

EXHIBIT A

QUENCH USA, INC.

[EMPLOYEE NAME]

[ADDRESS]

Dear [EMPLOYEE]

This letter will confirm your participation in the Amended & Restated 2011 Management Incentive Bonus Plan (the “Plan”) of Quench USA, Inc. (the “Company”), a copy of which has been previously provided to you.  Your individual award under the Plan will be equal to                              Bonus Shares.

Notwithstanding anything to the contrary herein, your Bonus Shares shall be reduced to zero and you shall not be entitled to any payments under the Plan, if your employment with the Company and its subsidiaries is terminated by you or by the Company for any reason prior to a Sale Event.

If this letter correctly states your understanding of the agreement between you and the Company, please countersign in the space provided below.  By signing this agreement you agree and acknowledge that any interest you previously had under any previous incentive plan is terminated and that you no longer have any rights to receive any payments under that plan.

QUENCH USA, INC.

By:
Name:
Title:

AGREED TO AND ACCEPTED

[Employee Name]

EXHIBIT B

Sample Calculations

Assumptions:

Amounts received by the holders of the Company’s outstanding equity securities by reason of their ownership thereof in Sale Event	$38,000,000
Reduction according to the Plan	21,000,000
Consideration to be used to calculate Potential Bonus Pool	$17,000,000
10% of consideration to be used to calculate Potential Bonus Pool	$1,700,000
Maximum Potential Bonus Pool	$6,000,000
Potential Bonus Pool (lesser of prior two numbers)	$1,700,000

Hypothetical Awardees:

Example 1

	Awardee 1	Awardee 2	Awardee 3
Bonus Shares	250	250	500
Percentage Interest in Bonus Pool (Awardee’s Bonus Shares/Total Bonus Shares Issued)	25%	25%	50%
Bonus payment under Plan	$425,000	425,000	$850,000

Example 2

	Awardee 1	Awardee 2	Awardee 3
Bonus Shares	100	350	275
Percentage Interest in Bonus Pool (Awardee’s Bonus Shares/Total Bonus Shares Issued)	13.79%	48.27%	37.93%
Bonus payment under the Plan	$234,482.76	$820,689.66	$644,827.59